Exhibit C

Final Terms dated February 8, 2023

International Finance Corporation

Issue of U.S.$25,000,000 3.81 per cent. Fixed Rate Notes due 30 June 2027 under its

Global Medium-Term Note Program

PART A – CONTRACTUAL TERMS

Terms used herein shall be deemed to be defined as such for the purposes of the Conditions set forth in the Prospectus dated 11 October, 2021. This document constitutes the Final Terms of the Notes described herein and must be read in conjunction with the Prospectus. Full information on International Finance Corporation (the “Corporation”) and the offer of the Notes is only available on the basis of the combination of this Final Terms and the Prospectus. The Prospectus is available for viewing at the office of the Corporation at 2121 Pennsylvania Avenue NW, Washington, D.C. 20433, U.S.A. and is available for viewing at the Corporation’s website (www.ifc.org) and copies may be obtained from the website of the Luxembourg Stock Exchange (www.bourse.lu).

THE NOTES ARE NOT AN OBLIGATION OF THE INTERNATIONAL BANK FOR RECONSTRUCTION AND DEVELOPMENT OR OF ANY GOVERNMENT.

1. Issuer:	International Finance Corporation

2. (i) Series Number:	2560

(i) Tranche Number:	1

3. Specified Currency or Currencies:	United States Dollar (“U.S.$”)

4. Aggregate Nominal Amount:

(i) Series:	U.S.$ 25,000,000

(ii) Tranche:	U.S.$ 25,000,000

5. Issue Price:	100 per cent. of the Aggregate Nominal Amount

6. (i) Specified Denominations:	U.S.$ 1,000 integral multiples thereof

(i) Calculation Amount:	U.S.$ 1,000

7. Issue Date:	10 February 2023

8. Maturity Date:	30 June 2027

9. Interest Basis:	3.81% Fixed Rate (further particulars specified below)

10. Redemption/Payment Basis:	Redemption at par

11. Change of Interest or Redemption/Payment Basis:	Not Applicable

12. Put/Call Options:	Not Applicable

13. Status of the Notes:	Senior

14. Method of distribution:	Non-syndicated

PROVISIONS RELATING TO INTEREST (IF ANY) PAYABLE

15. Fixed Rate Note Provisions:	Applicable

(i) Rate of Interest:	3.81 per cent. per annum payable semi-annually in arrears

(ii) Interest Payment Date(s):	30th of June and December in each year adjusted in accordance with the Modified Following Business Day Convention, commencing with a short first coupon on 30 June 2023 up to and including the Maturity Date

(iii) Fixed Coupon Amount(s):	U.S.$ 19.05 per Calculation Amount

(iv) Broken Amount(s):	U.S.$ 14.82 per Calculation Amount payable on the Interest Payment Date falling on 30 June, 2023

(v) Day Count Fraction:	30/360 (unadjusted)

(vi) Determination Dates:	Not Applicable

(vii) Other terms relating to the method of calculating interest for Fixed Rate Notes:	Not Applicable

16. Floating Rate Note Provisions:	Not Applicable

17. Zero Coupon Note Provisions:	Not Applicable

18. Index-Linked Note/other variable-linked interest Note Provisions:	Not Applicable

19. Dual Currency Interest Note Provisions:	Not Applicable

PROVISIONS RELATING TO REDEMPTION

20. Call Option:	Not Applicable

21. Automatic Early Redemption:	Not Applicable

22. Put Option:	Not Applicable

23. Final Redemption Amount of each Note:	U.S.$ 1,000 per Calculation Amount

Capital at Risk Notes:	No

24. Early Redemption Amount:	U.S.$ 1,000 per Calculation Amount

Early Redemption Amount(s) per Calculation Amount payable on event of default or other early redemption and/or the method of calculating the same (if required or if different from that set out in the Conditions):

GENERAL PROVISIONS APPLICABLE TO THE NOTES

25. Form of Notes:	Registered Notes: DTC Global Certificate available on Issue Date

26. New Global Note (NGN):	No

27. Global Certificate held under the new safe-keeping structure (NSS):	No

28. Financial Centre(s) or other special provisions relating to payment dates:	New York

29. Talons for future Coupons or Receipts to be attached to Definitive Bearer Notes (and dates on which such Talons mature):	No

30.  Details relating to Partly Paid Notes: amount of each payment comprising the Issue Price and date on which each payment is to be made [and consequences (if any) of failure to pay, including any right of the Corporation to forfeit the Notes and interest due on late payment]:

Not Applicable

31. Details relating to instalment Notes: Instalment Amounts, Instalment Dates:	Not Applicable

32. Redenomination, renominalization and reconventioning provisions:	Not Applicable

33. Consolidation provisions:	Not Applicable

34. Additional terms:	Applicable. For the purposes of this issue of Notes the first sentence of Condition 6(h) shall be deemed amended to read as follows: “If any date for payment in respect of any Note, Receipt or Coupon is not a business day, the holder shall not be entitled to payment until the next following business day (unless it would thereby fall into the next calendar month, in which event such date shall be brought forward to the immediately preceding business day) nor to any interest or other sum in respect of any such postponed payment.”

35. Governing law:	New York

DISTRIBUTION

36. (i) If syndicated, names and addresses of Managers and underwriting commitments:	Not Applicable

(i) Date of Terms Agreement:	8 February 2023

(ii) Stabilization Manager(s) (if any):	Not Applicable

37. If non-syndicated, name and address of Dealer:	Mischler Financial Group 1111 Bayside Drive, Suite 100 Corona del Mar, CA 92625 United States of America

38. Total commission and concession:	0.12 per cent. of the Aggregate Nominal Amount

39. Additional selling restrictions:	Not Applicable

RESPONSIBILITY

The Corporation accepts responsibility for the information contained in this Final Terms.

Signed on behalf of the Corporation:

By:	/s/ Tom Ceusters
Duly authorized

PART B – OTHER INFORMATION

1. LISTING

(i) Listing:	None

(ii) Admission to trading:	Not Applicable

2. RATINGS

Ratings:	The Notes to be issued have been rated:

S & P: AAA
Moody’s: Aaa

3. USE OF PROCEEDS

As specified in the Prospectus.

4. INTERESTS OF NATURAL AND LEGAL PERSONS INVOLVED IN THE OFFER

Save as discussed in “Plan of Distribution” in the Prospectus, so far as the Corporation is aware, no person involved in the offer of the Notes has an interest material to the offer.

5. OPERATIONAL INFORMATION

Intended to be held in a manner which would allow Eurosystem eligibility:	No

ISIN Code:	US45950VRW80

Common Code:

CUSIP:	45950VRW8

Any clearing system(s) other than Euroclear Bank SA/NV, Clearstream Banking S.A. and The Depository Trust Company and the relevant identification number(s):	Not Applicable

Delivery:	Delivery against payment

Names and addresses of additional Paying Agent(s) (if any):	Not Applicable

Names and addresses of any Exchange Agent(s) (other than the Global Agent) (if any):	Not Applicable

6. GENERAL

Applicable TEFRA exemption:	Not Applicable